Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 30, 2014

$[ ] Phoenix Autocallable Notes Due March 1, 2017 Linked to the Energy Select Sector SPDR® Fund Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 30, 2014

Issue Date:	February 4, 2014

Final Valuation Date:*	February 28, 2017

Maturity Date:**	March 1, 2017

Reference Asset:	The Energy Select Sector SPDR® Fund (Bloomberg ticker symbol XLE UP <Equity>”.

Automatic Call:	The Notes will be called if the Closing Price of the Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on March 2, 2015, is at or above the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due on the related Coupon Payment Date (as described below under “Contingent Coupon”). No further amounts will be owed to you under the Notes after the Call Settlement Date.

Observation Dates:*	May 30, 2014, September 2, 2014, December 1, 2014, March 2, 2015, June 1, 2015, August 31, 2015, November 30, 2015, February 29, 2016, May 31, 2016, August 30, 2016, November 30, 2016 and the Final Valuation Date. March 2, 2015, which is the fourth Observation Date, is the first Observation Date on which the Notes may be called, as described under “Automatic Call” above.

Contingent Coupon:

If the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Reference Asset is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon, if any, that is payable will be calculated based on the Contingent Coupon Rate (as described below).

Contingent Coupon Rate:

1.7875% of the principal amount per Note (which is equal to $17.875 per $1,000 principal amount Note).

If the Closing Price of the Reference Asset on any Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Coupon Payment Date. If the Closing Price of the Reference Asset is less than its Coupon Barrier Price on all Observation Dates, you will not receive any Contingent Coupon payments over the term of the Notes.

Payment at Maturity:	If your Notes are not automatically called pursuant to the “Automatic Call” provisions described above, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

• If the Reference Asset Return is equal to or greater than -20.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

• If the Reference Asset Return is less than -20.00%, you will receive an amount in cash calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage) × Downside Leverage Factor]

If the Notes are not automatically called and if the Reference Asset Return is less than -20.00%, your Notes will be fully exposed to the negative performance of the Reference Asset on an accelerated basis and you will lose some or all of the principal amount of your Notes. In such a situation, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.10%	99.90%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $960.00 and $981.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.10% of the principal amount of the Notes, or $1.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Initial Price:	$[—], the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.

Coupon Barrier Price:	$[—], which is equal to 90.00% of the Initial Price, rounded to the nearest cent.

Buffer Percentage:	20.00%

Downside Leverage Factor:	1.25

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Coupon Payment Dates:	Three (3) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.

Call Settlement Dates:	Three business days following the applicable Observation Date; provided however, if the Notes are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.

Closing Price:

With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “XLE UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741T5F0 / US06741T5F02

*	Subject to postponement in the event of a Market Disruption Event as described under “Reference Assets—Exchange-Traded funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange Traded Fund or Exchange Traded Funds Comprised of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.
**	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date”, “Reference Assets—for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange Traded Fund or Exchange Traded Funds Comprised of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

Hypothetical Examples of Amounts Payable on the Notes

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Closing Price of the Reference Asset on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset.

The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

•	Principal Amount per Note: $1,000

•	Number of Observation Dates: 12

•	Initial Price: $100.00*

•	Coupon Barrier Price: $90.00*, which is 90.00% of the hypothetical Initial Price set forth above (rounded to the nearest cent)

•	Contingent Coupon: $17.875, which is equal to 1.7875% of the principal amount per Note

•	Buffer Percentage: 20.00%

•	Downside Leverage Factor: 1.25

*	The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $90.00 have been chosen for illustrative purposes only and do not represent an actual likely Initial Price or Coupon Barrier Price for the Reference Asset. The actual Initial Price will be equal to the Closing Price on the Initial Valuation Date, and the actual Coupon Barrier Price will be equal to 90.00% of the Initial Price (rounded to the nearest cent).

The Closing Price of the Reference Asset on January 24, 2014 was $84.37. For more information about recent actual trading prices of the Reference Asset, please see “Information Regarding the Reference Asset” below.

Example 1—Notes are Called on the Fourth Observation Date (the first Observation Date on which the Notes May be Called)

Date	Closing Price	Payment (per Note)**
First Observation Date	$88.00	Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Second Observation Date	$85.00	Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Third Observation Date	$105.00

Because the Notes cannot be called on any Observation Date prior to March 2, 2015, the Notes are not automatically called even though the Closing Price of the Reference Asset on such date is greater than the Initial Price.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date

Fourth Observation Date:	$110.00

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date.

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $17.875 per Note.

Total Payments (per $1,000 Note):		$1,035.75, representing a 3.575% total return on investment of the Notes

**	Because the Closing Price of the Reference Asset was greater than the Coupon Barrier Price on the third and fourth Observation Dates, the investor received a Contingent Coupon payment on the related Coupon Payment Dates. Because the Closing Price of the Reference Asset was less than the Coupon Barrier Price on the first and second Observation Dates, the investor did NOT receive a Contingent Coupon on the related Coupon Payment Dates.

Because the Notes cannot be automatically called prior to the fourth Observation Date (the Observation Date scheduled to occur on March 2, 2015), the Notes are not automatically called on the third Observation Date even though the Closing Price of the Reference Asset on such date is greater than the Initial Price.

Because the Notes are called in respect of the Fourth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS-5

Example 2—Notes are Called on the Eighth Observation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$80.00	Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Second Observation Date	$105.00

Because the Notes cannot be called on any Observation Date prior to March 2, 2015, the Notes are not automatically called even though the Closing Price of the Reference Asset on such date is greater than the Initial Price.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date.

Third Observation Date	$87.00	Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Fourth Observation Date:	$92.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date.

Fifth Observation Date:	$88.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment Date.

Sixth Observation Date:	$83.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment Date.

Seventh Observation Date:	$95.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date.

Eighth Observation Date:	$110.00

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $17.875 per $1,000 principal amount Note on the related Coupon Payment Date.

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $17.875 per Note.

Total Payments (per $1,000 Note):		$1,071.50, representing a 7.15% total return on investment of the Notes

**	Because the Closing Price of the Reference Asset was greater than the Coupon Barrier Price on the second, fourth, seventh and eighth Observation Dates, the investor received a Contingent Coupon payment on the related Coupon Payment Dates. Because the Closing Price of the Reference Asset was less than the Coupon Barrier Price on the first, third, fifth and sixth Observation Dates, the investor did NOT receive a Contingent Coupon on the related Coupon Payment Dates.

Because the Notes cannot be automatically called prior to the fourth Observation Date (the Observation Date scheduled to occur on March 2, 2015), the Notes are not automatically called on the second Observation Date even though the Closing Price of the Reference Asset on such date is greater than the Initial Price.

Because the Notes are called in respect of the eighth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS-6

Example 3—Notes are NOT Called and the Reference Asset Return is Not Less Than -20.00%.

Date	Closing Price	Payment (per Note)**
First Observation Date	$103.00	$17.875 per $1,000 principal amount Note

Second Observation Date	$87.00	$0.00 per $1,000 principal amount Note

Third Observation Date	$78.00	$0.00 per $1,000 principal amount Note

Fourth Observation Date	$85.00	$0.00 per $1,000 principal amount Note

Fifth Observation Date	$97.00	$17.875 per $1,000 principal amount Note

Sixth Observation Date	$89.00	$0.00 per $1,000 principal amount Note

Seventh Observation Date	$84.00	$0.00 per $1,000 principal amount Note

Eighth Observation Date	$93.00	$17.875 per $1,000 principal amount Note

Ninth Observation Date	$98.00	$17.875 per $1,000 principal amount Note

Tenth Observation Date	$88.00	$0.00 per $1,000 principal amount Note

Eleventh Observation Date	$84.00	$0.00 per $1,000 principal amount Note

Twelfth Observation Date (the Final Valuation Date)	$86.00

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment Date (which is the Maturity Date).

Because the Closing Price of the Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because the Reference Asset Return is equal to or greater than -20.00%, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date.

Accordingly, the investor receives a total payment of $1,071.50 per $1,000 principal amount Note on the Maturity Date.

Total Payments (per $1,000 Note):		$1,071.50, representing a 7.15% total return on investment of the Notes.

**	Because the Closing Price of the Reference Asset was greater than the Coupon Barrier Price on the first, fifth, eighth, and ninth Observation Dates, the investor received a Contingent Coupon payment on the related Coupon Payment Dates. Because the Closing Price of the Reference Asset was less than the Coupon Barrier Price on the second, third, fourth, sixth, seventh, tenth and eleventh Observation Dates, the investor did NOT receive a Contingent Coupon on the related Coupon Payment Dates.

Because the Notes cannot be automatically called prior to the fourth Observation Date (the Observation Date scheduled to occur on March 2, 2015), the Notes are not automatically called on the first Observation Date even though the Closing Price of the Reference Asset on such date is greater than the Initial Price.

PPS-7

Example 4—Notes are NOT Called and the Reference Asset Return is Less Than -20.00%.

Date	Closing Price	Payment (per Note)**
First Observation Date	$85.00	$0.00 per $1,000 principal amount Note

Second Observation Date	$82.00	$0.00 per $1,000 principal amount Note

Third Observation Date	$86.00	$0.00 per $1,000 principal amount Note

Fourth Observation Date	$78.00	$0.00 per $1,000 principal amount Note

Fifth Observation Date	$73.00	$0.00 per $1,000 principal amount Note

Sixth Observation Date	$77.00	$0.00 per $1,000 principal amount Note

Seventh Observation Date	$70.00	$0.00 per $1,000 principal amount Note

Eighth Observation Date	$68.00	$0.00 per $1,000 principal amount Note

Ninth Observation Date	$79.00	$0.00 per $1,000 principal amount Note

Tenth Observation Date	$71.00	$0.00 per $1,000 principal amount Note

Eleventh Observation Date	$65.00	$0.00 per $1,000 principal amount Note

Twelfth Observation Date (the Final Valuation Date)	$60.00

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment Date (which is the Maturity Date).

Because the Closing Price of the Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because the Reference Asset Return is less than -20.00%, the investor receives a payment of $750.00 per $1,000 principal amount Note on the Maturity Date, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-40.00% + 20.00%) × 1.25] = $750.00

Total Payments (per $1,000 Note):		$750.00, representing a -25.00% total return on investment of the Notes.

**	Because the closing price of the Reference Asset is less than the Coupon Barrier Price (and, accordingly, less than the Initial Price) on each Observation Date, no Contingent Coupon payments are made, and the Notes are not automatically called.

Because the Reference Asset Return is less than -20.00%, the Notes are fully exposed on accelerated basis to the negative performance of the Reference Asset from its Initial Price to its Final Price. Because the Reference Asset Return is equal to -40.00%, the investor received a payment at maturity of $750.00 per $1,000.00 principal amount Note, calculated as shown above.

Example 4 demonstrates that if the Notes are not called prior to maturity, and if the Reference Asset Return is less than -20.00%, the Notes will be fully exposed to the negative performance of the Reference Asset on an acclerated basis and an investor will lose some or all of the principal amount of their Notes. In such a situation, the investor will lose 1.25% of their principal amount for every 1% that the Reference Asset Return falls below -20.00%.

Example 4 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Coupon Payment Date.

PPS-8

Selected Purchase Considerations

•	Market Disruption Events and Adjustments—The Observation Dates, Maturity Date, Contingent Coupon payments, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a market disruption event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Exchange Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange Traded Fund or Exchange Traded Funds Comprised of Equity Securities”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Exchange Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

•	Exposure to the Reference Asset—The return on your Notes will depend on the performance of the Reference Asset over the term of the Notes. The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Energy Select Sector Index (the “Underlying Index”). For more information regarding the Reference Asset, see “Description of the Reference Asset” in this pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, except as described under “Non-U.S. Holders” below, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any contingent coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued contingent coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law.

PPS-9

For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the contingent coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the contingent coupons to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has recently revised proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in current form, possibly treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2015 and only to a non-U.S. holder who acquires a Note after March 4, 2014. Consequently, an initial purchaser of a Note will generally not be subject to this withholding tax. However, such withholding tax could potentially apply to a holder that purchases a Note after March 4, 2014. We are not required to pay any additional amounts on account of any amounts withheld. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

PPS-10

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss; You May Be Exposed to the Negative Performance of the Reference Asset on an Accelerated Basis—The Notes do not guarantee any return of principal. If the Notes are not automatically called, and if the reference Asset Return is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. You may lose up to 100% of your investment in the Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Return Limited to the Contingent Coupon Payments—The return on the Note is limited to the Contingent Coupons payment(s), if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset. Moreover, a Contingent Coupon will not be due on any Coupon Payment Date if the Closing Price of Reference Asset is below its Coupon Barrier Price on the respective Observation Date. As such, it is possible that you will not receive any Contingent Coupon payments during the term of the Notes.

•	If the Notes are Not Automatically Called, the Determination of the Reference Asset Return is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Reference Asset Return is less than -20.00 you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. If the price of the Reference Asset drops precipitously on the Final Valuation Date, the payment that you receive at maturity on your Notes, if any, may be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•	Potential Early Exit—As described on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on March 5, 2015, is equal to or greater than the Initial Price. If the Notes are automatically called prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the Call Settlement Date.

•	Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•	The Stocks in Which the Reference Asset Generally Invests are Concentrated in One Industry—As described below under “Description of the Reference Asset”, the Reference Asset is designed to replicate, as closely as possible, before fees and expenses, the Underlying Index. In order to achieve its objective, under normal market conditions, the ETF generally invests all of its assets in securities comprising the Underlying Index. All of the stocks included in the Underlying Index are issued by companies in the oil, gas, consumable fuels, energy equipment and services industry. As a result, the stocks that will, under normal market conditions, determine the performance of the Reference Asset are concentrated in one sector.

•	The Performance of the Reference Asset is Generally Linked to the Performance of the Energy Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests all of f its assets in companies in the energy industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Underlying Index and, therefore, value of the Reference Asset and of your Notes.

PPS-11

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the Reference Asset is subject to:

•	The Reference Asset May Underperform the Underlying Index. The performance of the Reference Asset may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Reference Asset Underlying Index, the Reference Asset will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the Reference Asset and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index

•	Management risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Asset invested only in conventional securities.

•	Adjustments to the Reference Asset (or the Underlying Index) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the Reference Asset (or the Underlying Index) can add, delete or substitute the components of the Reference Asset (or the Underlying Index), or make other methodological changes that could change the value of the Reference Asset (or the Underlying Index). In addition, the publisher of the Underlying Index may discontinue or suspend calculation or publication of such index or the Reference Asset may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and expected development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account

PPS-12

the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the contingent coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes

PPS-13

in excess of any contingent coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset and its underlying index;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-14

Description of the Reference Asset

We have derived all information contained in this preliminary pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Reference Asset dated January 31, 2013 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Reference Asset is an investment portfolio managed by SSgA FM, the investment adviser to the Reference Asset. The Reference Asset is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Reference Asset. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Reference Asset, please see the prospectus for the Reference Asset. In addition, information about the Select Sector Trust, SSgA FM and the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Asset, specifically, or the Select Sector SPDR Funds, in general; any information contained on the Select Sector Trust website; or of any other publicly available information about the Reference Asset. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the Underlying Index. The Underlying Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry. For additional information about the Underlying Index, see the section entitled “The Select Sector Indices” below.

Investment Strategy—Replication

The Reference Asset employs a replication strategy in attempting to approximate the performance of Underlying Index, which means that the Reference Asset typically invests in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. There may, however, be instances where SSgA FM may choose to overweight another stock in the Underlying Index, purchase securities not included in the Underlying Index that SSgA FM believes are appropriate to substitute for a security included in the Underlying Index or utilize various combinations of other available investment techniques in seeking to track the Underlying Index. Under normal market conditions, the Reference Asset generally invests substantially all, but at least 95%, of its total assets in the securities composing the Underlying Index. In addition, the Reference Asset may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by the Reference Asset in seeking performance that corresponds to the Underlying Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Underlying Index to be reflected in the portfolio composition of the Reference Asset. The Board of Trustees of the Select Sector Trust may change the Reference Asset’s investment strategy and certain other policies without shareholder approval.

PPS-15

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Underlying Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to the Underlying Index to be reflected in the portfolio composition of the Reference Asset. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Select Sector Indices

The Underlying Index is one of the Select Sector Indices. Specifically, the Underlying Index is a modified market capitalization-based index and is intended to track the movements of companies that are components of the S&P 500® Index which are involved in the oil, gas and consumable fuels industry, as well as the energy equipment and services industries, as noted above. The Underlying Index was established with a value of 250 on June 30, 1998.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. Merrill, Lynch Pierce Fenner & Smith, Inc, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

PPS-16

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable

Historical Performance of the Reference Asset

The following table sets forth the high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	80.40	67.27	73.80
June 30, 2008	90.25	75.10	88.36
September 30, 2008	88.97	61.65	63.77
December 31, 2008	62.36	40.00	47.84
March 31, 2009	51.95	38.12	42.46
June 30, 2009	53.95	43.36	48.07
September 30, 2009	55.89	44.52	53.92
December 31, 2009	59.76	51.97	57.01
March 31, 2010	60.30	53.74	57.52
June 30, 2010	62.07	49.68	49.68
September 30, 2010	56.31	49.38	56.06
December 31, 2010	68.25	56.11	68.25
March 31, 2011	80.01	67.78	79.81
June 30, 2011	80.44	70.99	75.35
September 30, 2011	79.79	58.59	58.59
December 30, 2011	73.04	56.55	69.13
March 30, 2012	74.99	69.46	71.73
June 29, 2012	61.17	62.00	66.37
September 28, 2012	57.74	64.96	73.48
December 31, 2012	66.82	68.59	71.44
March 31, 2013	79.99	72.86	79.32
June 30, 2013	83.28	74.09	78.36
September 30, 2013	85.30	78.83	82.88
December 31, 2013	88.51	81.87	88.51
January 24, 2014*	87.71	84.37	84.37

*	For the period commencing January 1, 2014 and ending on January 24, 2014.

PPS-17

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2008 through January 24, 2014. The Closing Price of one share of the Reference Asset on January 24, 2014 was $84.37.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-18